EXHIBIT 10.1

MINING LEASE AND OPTION TO PURCHASE AGREEMENT

THIS MINING LEASE AND OPTION TO PURCHASE AGREEMENT ("Agreement") effective as of August 11, 2011 ("Effective Date"), is by and between Ellers Family Revocable Trust of March 24, 2000  ("Owners"), as lessors and optionors, of PO Box 927, Nevada City, California, 95959 and Palmdale Executive Homes Corp., a Nevada corporation, (“Palmdale”) authorized to transact business in the State of California, as lessee and optionee, with an office located at 6767 W. Tropicana Ave., Suite 207, Las Vegas, NV, 89103.

RECITALS:

WHEREAS, Owners represent that they own certain real property interests and unpatented mining claims situated in Tuolumne County, State of California, consisting of approximately 65 acres in fee simple and thirteen (13) unpatented mining claims, as more fully described in Exhibit "A" attached hereto and made a part hereof ("Property"); and,

WHEREAS, the Owners and Palmdale desire to enter into a Mining Lease And Option To Purchase Agreement whereby the Owners grant to Palmdale the exclusive right to explore, and develop and mine, if warranted, the Property, and further granting Palmdale an exclusive and irrevocable option to purchase all of the Owners' right, title and interest in and to the Property and the unpatented mining claims, upon the terms and conditions and for the consideration set forth herein.

NOW THEREFORE, in consideration of the various payments, covenants and agreements contained herein, the sufficiency of which the Owners acknowledge, the Owners and Palmdale agree as follows:

AGREEMENT:

1. Grant of Lease

Owners lease, let and demise to Palmdale the Property and all fixtures and improvements thereon.

2. Grant of Rights.

The Owners grant to Palmdale the following exclusive rights on and with respect to the Property, to:

(a) enter upon the Property and have exclusive and quiet possession thereof;

(b) survey, explore, prospect, drill, develop, mine and cross-mine (in any manner whether by surface, underground, solution or other mining methods), stockpile, remove, leach, concentrate, mill, smelt, beneficiate, process, ship, and market, without limitation, all minerals and mineral deposits, ores, metals, tailings and concentrates, dumps, mine wastes and mineral products in, on and under the Property ("Minerals"), employing currently recognized or subsequently developed technology and any exploration methods that Palmdale may deem necessary, convenient or desirable to conduct its operations on the Property;

(c) construct, use. maintain, repair, replace, and relocate buildings, ore bins, shafts, declines, inclines, tunnels, drifts, reservoirs, tailing ponds, waste dumps, or stock piles, roads, pipelines, power and communication lines, and any other structures and facilities;

Providence Mines Mining Lease With Option To Purchase

(d)  use the Property for the storage or permanent disposal of Minerals, water, waste, tailings, or other materials produced from the Property or other real property owned or controlled by Palmdale;

(e)  use all existing easements, means of access, and rights-of-way for ingress and egress to and from the Property;

(f)  drill for, appropriate, develop, use, consume, drain, and dispose of all water on or appurtenant to the Property;

(g) exercise all other Agreement and Property rights and privileges which are necessary, convenient or incidental for Palmdale to effectuate the purposes of this Agreement.

3. Term; Minimum Expenditures; Operations Generally.

3.1 Unless sooner terminated as herein provided, this Agreement shall commence on the Effective Date and continue for three (3) years therefrom (the “Term”).

3.2. On or before the 1st anniversary of the effective date of this Agreement and for each of the following two years thereafter, Palmdale shall be obligated to expend a minimum of $150,000 per year during the Term on, or in connection with, exploration or development of the Property ("Committed Expenditures") with such activities including, but not limited to, geological, geochemical and geophysical mapping and other investigations, maintaining the mine site, exploratory operations such as test drilling and proving the potential mineral content of the Property, the obtaining of necessary permits and approvals for exploratory or mining operations on the property from any and all regulatory agencies, the labor and the costs associated with the filing of the Proofs of Labor with the County of Tuolumne and the United States Bureau of Land Management for that portion of the property that consist of mining claims and operating the mine site including mining, milling, refining, smelting or other similar operation for total Committed Expenditures of $450,000 during the Term.  Committed Expenditures or payments to Owners in lieu thereof, are a material and irrevocable obligation of Palmdale pursuant to this Agreement and not merely a condition precedent or subsequent.  Failure to make the Committed Expenditures of a minimum of $150,000 per year for each of the three years of the Term shall constitute a material breach of this Agreement.

3.3 All decisions pertaining to operations on the Property and the diligence with which such operations shall be conducted shall be made in the sole discretion of Palmdale.  However, all decisions pertaining to the obtaining of necessary permits and approvals for exploratory or mining operations on the property from any and all regulatory agencies, including but not limited to the County of Tuolumne, California Department of Fish and Game, California Water Quality Control Board, shall be made in consultation with the Owners who shall assist with the application for all required permits required for Palmdale to operate the Property in the ordinary course of business and as contemplated by this Agreement. The Owners shall be available to assist in strategizing the permitting process. Any permits that are outside of the intended use as identified by the terms of this Agreement or as otherwise agreed upon by the parties, may only be obtained with Owners’ consent, which shall not be unreasonably withheld, delayed or conditioned.  All expenses and costs relating to the obtaining of necessary permits and approvals for exploratory or mining operations on the property from any and all regulatory agencies shall be borne by Palmdale and shall be included in the committed expenditures provided for in Section 3.2.

Providence Mines Mining Lease With Option To Purchase

3.4 Palmdale shall at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the particular activities of Palmdale on the Property with the premiums thereon fully paid on or before the applicable due date. Owners shall be named as co-insureds.  Such insurance policy shall be issued by and binding upon an insurance company approved by Owners, and shall afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof.  The approval of such insurance policy and insurance company by the Owners shall not be unreasonably withheld, delayed or conditioned Palmdale shall provide Owners with current Certificates of Insurance evidencing its compliance with this Section.

4. Minimum Advance Royalty Payments

4.1 Palmdale shall pay Owners minimum advance royalty payments ("Minimum Advance Royalty Payments") as follows:

Due Date(s)	Payable Amounts
Upon execution of Agreement	$50,000.00
($10,000 of which was already
pre-paid by Palmdale as a deposit)

August 11, 2012	$50,000.00

August 11, 2013	$60,000.00

All Minimum Advance Royalty Payments paid to Owners shall be credited against any Net Smelter Returns (as defined below) payable to Owners by Palmdale.  In the event no Minerals are produced from the Property, Owners shall have no obligation to refund the Minimum Advance Royalty Payments. Palmdale shall have the right to prepay any Minimum Advance Royalty Payments.  Palmdale shall pay the Minimum Advance Royalty Payments directly to Owners in a certified cashier’s check made out to Richard F. Ellers, Trustee, Ellers Family Trust, Trust A or by electronic wire transfer.

4.2 If at any time during the Term Palmdale desires to shut down or cease production for any reason, it shall have the right to do so without terminating this Agreement by continuing to make the Minimum Advance Royalty Payments in accordance with Section 4.1. The Term of this Agreement shall remain in effect provided Minimum Advance Royalty Payments continue to be made.

4.3 In the event Palmdale fails to make the Minimum Advance Royalty Payments to Owners in the amounts and by the due dates provided for in Paragraph 4.1 such failure shall constitute a material breach of this lease and Palmdale shall have no further rights hereunder, shall immediately vacate the property, and shall lose any and all rights to exercise the option to purchase said property as provided in Section 6.

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5. Net Smelter Returns Royalty

5.1 During the Term or until the exercise of the option to purchase as described in Section 6 below, Palmdale shall pay Owners a Net Smelter Returns royalty of ten percent (10%) ("Initial NSR Royalty"). “Net Smelter Returns" means the proceeds received by Palmdale from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds: (i) the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport; (ii) smelting and refining charges including penalties; and (iii) marketing costs. No production royalty shall be paid on any minerals removed for the purposes of determining the amenability to beneficiation or mining, including bulk sampling material.

5.2 After the exercise of the Option, payment of the Initial NSR Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Palmdale and any adjustments in the Initial NSR Royalty payments will be made forthwith after completion of the audit. All Initial NSR Royalty payments for a year will be deemed final and in full satisfaction of all obligations of Palmdale in respect thereof if such payments or calculations thereof are not disputed by Owners within 60 days after receipt by Owners of the said audited statement. Palmdale will maintain accurate records relevant to the determination of Net Smelter Returns and Owners, or their authorized agent, shall be permitted the right to examine such records at all reasonable times.

5.3 The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Property except that Palmdale will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided Palmdale will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to commingled ore mined and produced from the Property. Palmdale will maintain accurate records of the results of such sampling, weighing and analysis with respect to any commingled ore mined and produced from the Property. Owners or their authorized agents will be permitted the right to examine at all reasonable times such records pertaining to comingling of ore or to the calculation of Net Smelter Returns.

6. Grant of Option to Purchase; Exercise; Purchase Price; Obligations Terminated; Property Removal

6.1 In consideration for the payment of the initial Minimum Royalty Payment (inclusive of the pre-paid $10,000 deposit), the receipt and sufficiency of which the Owners hereby acknowledge, the Owners hereby grant to Palmdale the exclusive and irrevocable right and option to purchase ("Option to Purchase") a Seventy Five Percent (75%) right, title and interest in and to the Property, all minerals, mineral deposits and mineral products, ores, concentrates, metals, materials, tailings, dumps and mine wastes, in, on and under the Property, and all mining rights appertaining thereto, all surface and water rights, the rights to all ingress and egress easements and all compensable improvements thereon. "Compensable Improvements" means all buildings, structures, fences, fixtures and other improvements affixed to the Property by the Owners or any predecessor owner(s).

6.2 Palmdale may exercise its Option to Purchase at any time during the term of this Agreement by giving at least thirty (30) days' advance written notice to the Owners of its intent to exercise the Option to Purchase (“Option Notice”) at a specific date, time and place ("Closing"), and by delivering to the escrow agent, defined in Section 7, the purchase price set forth in section 6.3.

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6.3 The total purchase price ("Purchase Price") for the Seventy Five Percent (75%) right, title and interest in and to the Property, Minerals and all Compensable Improvements thereon shall be Two Million Dollars in United States Currency ($2,000,000.00).

6.4 Upon exercise of the Option to Purchase as described in Section 6.2 above and upon the Closing and the transfer of title to Palmdale or its assignee, Owners shall retain: (i) a Twenty-Five percent (25%) undivided right title and interest as tenant in common in the Property and (ii) a right to residual royalty payments for Net Smelter Returns from Palmdale’s operations on the purchased property in the amount of Two and One-Half percent 2.5% for the life of the mine (“Residual NSR Royalty”). The retention of said undivided interest by owner in the real property shall not impose any obligation or requirement for such owner to pay any of the expenses incurred in the permitting, testing, development or operation of the mines or real property including the payment of permitting fees, costs of legally maintaining the thirteen unpatented claims such as expenses associated with filing Proofs of Labor,  insurance or taxes.

6.5 All of the Owner's personal property must be removed from the Property within ninety (90) days after Closing.  Any personal property not timely removed shall be deemed to have been conveyed and transferred to Palmdale and shall become the property of Palmdale without additional compensation due the Owners.

6.6 Other than the obligation to pay the Owners the Residual NSR Royalty for the life of the mine, if Palmdale purchases the Property, all rights, duties, obligations and reservations set forth in this Agreement, including, but not limited to, the payment of Minimum Advance Royalty Payments, Initial NSR Royalty, Committed Expenditures, and insurance obligations shall terminate as of the date Owners' grant deed, as set forth in section 7.3, is delivered to Palmdale.

7.  Escrow Agent; Method of Payment; Grant Deed, Date of Closing; Costs of Escrow

7.1   Yosemite Title Company, 208 S. Washington Street, Sonora, California 95370 (“Escrow Agent”) shall be the escrow agent and title insurer for purposes of the Option to Purchase granted pursuant to Section 6.1.

7.2   Escrow Agent shall receive and distribute Purchase Price payments or tenders to be made to the Owners in a check made out to Richard F. Ellers, Trustee, Ellers Family Trust, Trust A.  The Minimum Advance Royalty Payments and Initial NSR Royalty payments shall be paid directly to the Owners by Palmdale up to and including the day of the Closing.  All payments or tenders made to the Owners may be made by cash, check, draft or wire transfer, mailed or delivered to the address of the Escrow Agent specified in Section 7.1 on or before the closing date set forth in Section 7.4.

7.3 Upon receipt of the Option Notice as set forth in Section 6.2, the Owners (i) shall execute, acknowledge and deposit with the Escrow Agent a grant deed to the property to Palmdale all of the Owners' Seventy Five Percent (75%) right, title and interest in and to the Property, the Minerals and Compensable Improvements; and (ii) if necessary to complete Palmdale’s purchase of the Property, or if requested by Palmdale, Owners shall execute, acknowledge and deliver to the Escrow Agent a bill of sale in proper form for any personal property on the Property which shall be conveyed and transferred to Palmdale.

Providence Mines Mining Lease With Option To Purchase

7.4 The Closing shall occur within 60 days from the date of the Option Notice given by Palmdale pursuant to Section 6.1.

7.5 All escrow fees, title insurance fees, recording fees, documentary transfer taxes and other costs associated with closing the escrow herein shall be borne by the Owners and Palmdale equally.

7.6. All real property taxes and assessments shall be pro-rated as of the date of the close of escrow.

8. Representations, Warranties and Covenants; Title

8.1 The Owners represent, warrant and covenant to Palmdale and its successors and assigns, that:

(a) The Owners are the sole legal and equitable owners of the Property and have good and marketable title to the Property.

(b) The Owners are a valid and duly formed trust, organized and validly subsisting under the laws of its governing jurisdiction;

(c) The Owners, and Richard Ellers as Trustee, have full power and authority and have obtained all necessary approvals to enter into this Agreement, and any agreement or instrument referred to or contemplated by this Agreement, and to consummate the transactions contemplated hereby including the sale of a 75% interest in and to the Property;

(d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the terms of the Ellers Family Revocable Trust of March 24, 2000 or the laws of any jurisdiction applicable or pertaining thereto;

(e) The Property has been duly and validly recorded and is free and clear of all leases, liens, encumbrances and outstanding adverse claims and interests, except taxes not yet payable.

(f) As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Owners, threatened against the Owners or the Property, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the Property and Palmdale’s rights as set forth in Section 2 of this Agreement.

(g) No person, firm or corporation has any proprietary or possessory interest in the Property other than the Owners and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

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(h) The execution and delivery of this Agreement and the performance of this Agreement by the Owners will not result in any breach or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation, or consent, or result in the creation of a lien or encumbrance on the Property, pursuant to any instrument or obligation to which the Owners are a party or by which they are bound.

(i) The Owners shall not create, permit or suffer any lien or encumbrance, reservation, restriction or easement on the Property, which is not subordinated to Palmdale's rights hereunder, and Palmdale may, in its sole discretion, discharge any claims or demand and thereby be subrogated to all rights of the holder thereof, and may recover any amounts so paid from any amount otherwise due to the Owners under Agreement.

(j) Owners know of no environmental or other condition on the Property which is, or may become, a violation of any applicable federal, state, county or municipal law, regulation or ordinance relating to zoning, land use, environmental protection, or otherwise with respect to the Property or any activities relating thereto, and the Owners have not received any notice of any investigation of any such condition or violation.  However, mining activities, including tunneling, ore removal and processing of gold have been conducted on the property in the past and as a result considerable mine tailings and other mining residue exist on the property which may contain toxic or hazardous substances including, but not limited to, arsenic, mercury and lead.  Such conditions may result in a possible violation of such laws. Owners shall indemnify Palmdale for any liability arising from such violation of applicable federal, state or local laws for such conditions; provided, however, that Owners shall not be liable for any liabilities arising from the activities of Palmdale on the Property and Palmdale shall indemnify Owners from any and all liability arising from the activities of Palmdale on the property.

(k) Palmdale shall have the quiet and peaceful possession and enjoyment of the Property and the Owners will do everything lawfully within their power to defend title to the Property and Palmdale's quiet and peaceful possession thereof against all persons or entities who may claim any interest in the Property or Minerals, or proceeds there from.

(l) Promptly following execution of this Agreement, and at any time during the Term hereof or after exercise of the Option to Purchase, the Owners shall make available to Palmdale copies of all technical, title, and recording information and data relating to the Property in the possession of the Owners.

(m) The Owners agree to cooperate with Palmdale in investigating and remedying any title defects.

(n) Neither Palmdale's approval of title nor its omission to examine title shall constitute a release or waiver of Owners' warranties, representations or covenants and all the terms, conditions and covenants, expressed or implied herein, shall continue in full force and effect.

9.  Conduct of Operations; Indemnification; Insurance; Data

9.1 Palmdale shall conduct its operations on the Property according to the following standards, methods and requirements and shall pay damages as follows:

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(a) All work performed by Palmdale on the Property pursuant to this Agreement shall be done in a good and miner-like manner and in compliance with all federal, state, county and municipal laws, regulations and ordinances governing such operations.  Palmdale shall reclaim the Property in accordance with and to the extent required by relevant applicable law, regulation or ordinance when any condition requiring reclamation is a direct result of Palmdale's operations on the Property.

(b) Completed drill holes shall be plugged pursuant to federal, state, county and municipal laws and regulations unless transferred to the Owners pursuant to Paragraph 9.1 (j).

(c) Ingress and egress routes, drill pads, and trench sites constructed by Palmdale shall be reclaimed at the expiry of the Term if the Option to Purchase is not exercised, to approximate the conditions and contours existing prior to the commencement of Palmdale's operations on the Property. All areas of surface disturbance shall be reseeded, if necessary, after the completion of activities. In the event that Palmdale exercises the Option to Purchase it shall perform such reclamation efforts as required by applicable laws.

(d) Palmdale may use existing roads on the Property and may construct additional roads on the Property.  Palmdale shall maintain and shall repair all damage caused by Palmdale's activities to existing and new roads.

(e) Palmdale shall avoid undue degradation of trees and vegetation when conducting its exploration activities on the Property. Where practicable, trees that impede passage over the Property shall be pruned rather than cut and removed.

(f) Palmdale, its employees, agents, or contractors shall not hunt or fish on the Property, nor shall they carry onto the Property any firearms unless properly licensed.

(g) Palmdale shall remove all garbage, litter and other waste produced by its operations from the Property on a regular basis.

(h) Palmdale shall not create or suffer any liens or encumbrances on the Property that may arise out of work conducted by or on its behalf pursuant to this Agreement, except for those it contests in good faith or for which it posts a statutory bond.  However, nothing herein shall prevent Palmdale from mortgaging or granting a security interest in or otherwise encumbering its leasehold rights to or its Option to Purchase the Property for any purpose whatsoever, including the obtaining of financing for exploration, development, construction or mining operations on the Property. The Owners hereby consent to any such encumbrance.

(i) Palmdale shall indemnify and hold the Owners harmless from and against any liability arising from personal injury, death or property damage caused solely by Palmdale's activities on the Property during the Term . Nothing herein shall relieve the Owners from and against any liability for their own acts, omissions, negligence or for the negligence of persons or entities acting as agents or as guests of the Owners. This indemnification shall survive the termination of this Agreement for as long as Palmdale is performing reclamation work upon the Property or is in possession of its personal property and improvements remaining on the Property.

Providence Mines Mining Lease With Option To Purchase

(j) The representations and warranties in Section 8 of this Agreement are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Palmdale and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

(k) During the Term, Palmdale agrees to comply with all applicable federal and state laws and regulations regarding insurance for persons working in or on the Property and under the direct supervision of Palmdale.

(l) Palmdale shall provide to the Owners annually, within thirty (30) days after each anniversary of the Effective Date, a brief summary report, including copies of all relevant non-interpretative data of work performed on the Property during the preceding year.  Palmdale does and shall not make any representations or warranties as to the accuracy, reliability or completeness of such data or information so provided.

10. Term and Termination.

(a) This Agreement shall terminate on the earliest to occur of (i) the 3rd anniversary of the Effective Date if Palmdale has not then exercised the Option to Purchase as provided in Section 6.1, (ii) exercise of the Option to Purchase as provided in Section 6.1, or (ii) termination by Palmdale pursuant to Section 10(b).

 (b) Palmdale may terminate this Agreement as to all or any part of the Property at any time after it has completed the Committed Expenditures for such year in which termination takes place and prior to exercise of the Option to Purchase on 60 days written notice of termination to Owners.

(c) Upon termination as provided in Section 10(a), (other than a termination arising out of exercise of the Option to Purchase) Palmdale shall execute and deliver to Owners such instruments of assignment, transfer and conveyance in customary form as reasonably necessary to effect such termination and transfer and (ii) except as otherwise required by Section 10(d) any obligation of Palmdale contained in or arising out of this Agreement not then due or accrued shall terminate.

(d) Upon any termination of this Agreement, Palmdale shall promptly perform all work required to reclaim from the effects of activities carried out by Palmdale pursuant to this Agreement to the extent then required by law.

(e) Palmdale shall have the right, and obligation on demand made by Owners to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of Palmdale provided that at the option of Owners, any or all of facilities not so removed will become the property of Owners; and

(e) Upon termination of this Agreement for any reason other than the exercise of the Option To Purchase provided for in Section 6, within sixty (60) days Palmdale shall deliver all factual (but not interpretive) maps, samples, assays, drill logs, analytical reports, metallurgical reports or studies and other information and data accumulated hereunder, and all records, accounts, and documents in the possession of Palmdale or its Affiliates and their agents which pertain to the Property and the Agreement.

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 11.  Notices.  All notices and other communications to either party shall be in writing and delivered personally or sent by prepaid mail, telecopier, electronic mail or other means providing for receipt of the communication in written form. All notices of default or arbitration and demands for performance or assurance, may be delivered personally or, if mailed, shall be sent by certified or registered mail, return receipt requested. Notices sent by ordinary mail shall be effective five days after the date of mailing. Notices sent by certified or registered mail shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission. Until a change of address is so given, notices shall be addressed to Palmdale and Owners, respectively.

Palmdale Executive Homes, Corp.:

Santiago Medina 6767 W. Tropicana Ave., Suite 207, Las Vegas, NV, 89103 Email: santiago.medina@engineer.com

Owners:

Richard F. Ellers Trustee Ellers Family Trust PO Box 927 11621 Rocker Road (personal delivery) Nevada City, CA 95959 Tel: 530-265-3285 Fax: 530-687-6308 Email: rellers@richardellers.com

12. Assignment; Right of First Refusal.

(a) Subject to the conditions of this Section 12, either party may assign all (but not less than all) of its interest in this Agreement or the Property (i) to an Affiliate or (ii) to a person or entity that is not an Affiliate after obtaining the prior written consent of the other which shall not be unreasonably withheld; provided in all cases, however, that the proposed assignee shall first agree in writing for the benefit of the non-assigning party to be bound by the terms and condition of this Agreement.

(b)  If either party intends to assign its interest in this Agreement or the Property to other than an Affiliate, the non-assigning party shall have a right of first refusal to purchase such interest. The party proposing to assign its interest shall provide the non-assigning party written notice of the pertinent terms and conditions of the offer of the third party and the proposed assignment including all documents containing the offer. The non-assigning party shall have thirty days from the date such notice is delivered to notify the assigning party whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. In the event any consideration to be paid pursuant to a third party offer is not in US dollars, the non-assigning party shall have the right to substitute for such consideration the fair market value thereof in US dollars as agreed upon by the parties or as determined by arbitration pursuant to Section 20. In the event the non-assigning party does not exercise its right of first refusal, the assigning party shall have 60 days to complete the assignment on the terms and conditions contained in the notice to the non-assigning party after which 60 days the right of first refusal of the non-assigning party shall once again apply.

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 13.  Confidentiality of Information; Press Releases. Owners acknowledge that Palmdale is a public company and is subject to various laws and regulations regarding the disclosure of material information. Owners shall keep all such material non-public information, including all data, reports, records and other information relating to this Agreement and Palmdale’s activities on the Property, strictly confidential. Without limiting any other provision of this Agreement, Owners and Palmdale will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. Neither party shall issue any release or announcement that includes the name of the other without receiving the other's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

 14.  Arbitration.  Any disagreement or dispute arising out of this Agreement, its existence, interpretation, performance or enforcement not resolved by the disputing parties within fifty days from the date on which any party notifies one or more of the others of any such disagreement or dispute shall be decided finally by arbitration before three arbitrators under the Commercial Arbitration Rules of the American Arbitration Association. Such notice shall appoint one arbitrator. Within ten days of the receipt of such notice, the other party shall appoint a second arbitrator and the two arbitrators so named shall within ten days of the appointment of the second appoint the third. If the two arbitrators appointed cannot agree upon the third arbitrator within such ten days, either party may apply to the Superior Court of the State of California, County of Tuolumne to designate the third arbitrator. Each arbitrator shall be an individual qualified by skill and experience in the subject matter under dispute. No discovery shall be available. Each party shall bear its own costs in the arbitration. Each arbitrating party shall bear the costs of the arbitrator appointed by such party and the costs of the third arbitrator shall be borne equally by all of the arbitrating parties. The arbitrators shall enter their award within 45 days following the appointment of the third arbitrator. The award shall be binding on each of the arbitrating parties and its Affiliates and may be enforced in any court having jurisdiction over the person or property of any person against whom enforcement of the award is sought.

15.  Governing Law.  The existence, interpretation, performance, discharge, excuse, waiver, breach and termination of this Agreement shall be governed by the domestic law of the State of California.

16.  Miscellaneous.

(a) This Agreement contains the entire agreement and understanding between the parties related to its subject matter and supersedes any prior and contemporaneous agreements, commitments, representations, writings and discussions relating thereto, whether written or oral, express or implied, all of which are hereby terminated in their entirety as of the date of this Agreement.  The parties have endeavored to express in this Agreement all consideration, warranties, representations, and covenants that they intend, this Agreement shall not be construed to contain any implied consideration, warranties, representations, or covenants, including but not limited to any implied obligation of Palmdale to explore, mine or otherwise work the Property and is not intended to create any partnership between the parties.

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(b) The parties agree that they will execute such further agreements, conveyances and assurances as may be required or which counsel for the parties may deem necessary to carry out the intent of this Agreement.

(c) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(d) In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Signature	Signature

ELLERS FAMILY TRUST	PALMDALE EXECUTIVE HOMES CORP.

/s/Richard Ellers	/s/Santiago Medina
By: Richard F. Ellers	By: Santiago Medina
Trustee	President
August 9, 2011	August 11, 2011

Providence Mines Mining Lease With Option To Purchase

EXHIBIT “A”

Description of the Real Property

All that certain real  property in the unincorporated area of the County of Tuolumne, State of California, described as follows:

PARCEL ONE:
Consuello Quartz Mine being Mineral Entry No. 160 and Lot 42A and Consuello Mill Site, being Lot 42B in Section 9, Township 1 North, Range 16 East, M.D.B. & M.

Assessor’s Parcel Numbers Portion 062-080-04 & 062-080-06

PARCEL TWO:
A Quartz Mine and Mill Site being a portion of Sec. 9, Tp. 1 N., R. 16 E., being Mineral Survey #239 and Lot 45, known as Bonita Quartz Mine and Mill Site.

Assessor’s Parcel No. 062-080-02

PARCEL THREE:
Fair Play Consolidated Quartz Mine and Good Enough Quartz Mine being Mineral Entry No. 557, designated as Mineral Survey No. 3781 in Sections 9 and 16, Township 1 North,  Range 16 East, M.D.B. & M.

Assessor’s Parcel Number Remainder 062-080-04

PARCEL FOUR:
All of Lot 20 and portion of  Lot 7 in the Southeast Quarter of Section 9, Township 1 North, Range 16 East, M.D.B. & M., which portions lie Easterly of the center of the North Fork of the Tuolumne River.

Assessor’s Parcel Number 062-080-05

Providence Mines Mining Lease With Option To Purchase

The Thirteen Mining Claims

Claim Name	BLM CAMC Number	Location Date	Last Assessment	Status	Acres +/-	County	Record Date	Document #

PR1 LODE	CAMC0296238	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000791
RP2LODE	CAMC0296239	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000792
PR3 LODE	CAMC0296240	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000793
RP4 LODE	CAMC0296241	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000794
PR5 LODE	CAMC0296242	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000795
PR6 LODE	CAMC0296243	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000796
PR7 LODE	CAMC0296244	10/28/2009	2011	Active	20	Tuolumne	1/21/2010	201000797
PR8 LODE	CAMC0296829	5/6/2010	2011	Active	20	Tuolumne	1/21/2010	201000798
RP9 LODE	CAMC0296830	5/6/2010	2011	Active	20	Tuolumne	5/24/2010	203006066
PR10 LODE	CAMC0296245	10/28/2009	2011	Active	20	Tuolumne	5/24/2010	203006067
RP11 LODE	CAMC0296246	10/28/2009	2011	Active	5	Tuolumne	1/21/2010	201000801
PR12 LODE	CAMC0296247	10/29/2009	2011	Active	20	Tuolumne	1/21/2010	201000799
PR13 LODE	CAMC0296248	10/29/2009	2011	Active	20	Tuolumne	1/21/2010	201000800

Providence Mines Mining Lease With Option To Purchase